Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS THIRD QUARTER 2006 RESULTS

AND UPDATES ANNUAL GUIDANCE

SAN DIEGO – (November 1, 2006) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported financial results for the third quarter of 2006, with revenue of $282.7 million and diluted earnings per share of $0.28. Third quarter revenue increased 8% from the $261.2 million reported for the second quarter of this year and 69% from the $166.9 million reported for the third quarter of last year. The sequential quarterly increase in revenue was driven primarily by growth in the company’s nurse and allied healthcare staffing business and one additional day in the third quarter.

Diluted earnings per share for the third quarter of 2006 was $0.28, compared to $0.21 last quarter and $0.22 for the third quarter of 2005. The increase compared to last quarter is primarily due to higher revenue and gross profit partially offset by increased selling, general and administrative (“SG&A”) and income tax expenses. The increase in revenue and diluted earnings per share compared to the same quarter last year were both due to a combination of the company’s acquisition of The MHA Group, Inc. (“MHA”) in November 2005 and organic growth in the company’s nurse and allied healthcare staffing business.

“We are very pleased with our solid third quarter results, which reflect a continued favorable market environment and excellent performance by our team members across all of our business lines,” said Susan R. Nowakowski, President and Chief Executive Officer. “We were most encouraged by the increase in traveler count in the nurse and allied healthcare staffing business, which grew by 7% from last quarter to 7,015, the highest volume level in the last 13 quarters. This growth represents the steady demand for our healthcare staffing services as well as the success of our focused investments to expand our new candidate supply of nurse and allied healthcare professionals,” added Nowakowski.

Gross profit for the third quarter of 2006 was $76.7 million, representing a 27.1% gross margin, up from the $70.0 million, or 26.8% gross margin, reported in the second quarter of 2006, and the $39.5 million, or 23.7% gross margin, reported in the third quarter of 2005. The increase in gross margin compared to last quarter was due largely to lower health insurance claims in the nurse and allied healthcare staffing business. The increase in gross margin compared to the same quarter last year was primarily attributable to an increase in bill rates in the company’s nurse and allied healthcare staffing business as well as the addition of the higher gross margin physician staffing businesses gained through the acquisition of MHA. Third quarter gross margins by business line were 25.4% for nurse and allied healthcare staffing, 26.2% for locum tenens staffing and 60.7% for physician permanent placement services.

SG&A expenses for the third quarter of 2006 were $54.1 million, including stock compensation expense of $1.9 million resulting from the adoption of FAS 123R, as compared to $52.4 million in the second quarter of 2006 and $25.2 million in the third quarter last year. The increase in SG&A expenses as compared to last quarter was due mainly to higher employee expenses to support growth in the nurse and allied healthcare and locum tenens staffing businesses. The increase in SG&A expenses compared to the same quarter last year reflected the addition of MHA, increased employee expenses to support growth in the nurse and allied healthcare staffing business and stock compensation expense resulting from the adoption of FAS 123R. As a percentage of revenue, SG&A expenses excluding stock compensation expense were 18.5% for the third quarter (or 19.1% including stock compensation expense), compared to 19.4% last quarter (or 20.0% including stock compensation expense) and 15.1% for the same quarter last year with or without stock compensation expense.

Income from operations for the third quarter of 2006 was $20.0 million, representing 7.1% of revenue, compared to $15.1 million, or 5.8% of revenue, reported in the second quarter of 2006, and $12.9 million, or 7.7% of revenue, reported in the third quarter of 2005. The increase in operating margin compared to last quarter was due primarily to lower SG&A expenses as a percentage of revenue. The decrease in operating margin as compared to the same quarter last year was mainly due to reporting stock compensation expense from the adoption of FAS 123R.

Net interest expense for the third quarter of this year was $4.2 million, compared to $4.3 million last quarter and $1.5 million in the third quarter of 2005. The increase in net interest expense over the same quarter last year was primarily attributable to interest expense from additional debt used to fund the company’s acquisition of MHA.

The company generated approximately $3.8 million in cash flow from operations and paid down $10.6 million in debt during the third quarter of 2006. Total debt outstanding at September 30, 2006 was $199.0 million. Weighted average diluted shares outstanding for the third quarter of 2006 were 34.0 million.

Revenue and Earnings Guidance for Fourth Quarter and Full Year 2006

Revenue for the fourth quarter of 2006 is expected to range from $278 million to $281 million and diluted earnings per share is expected to range from $0.21 to $0.23, which includes an estimated charge of $0.03 for stock compensation expense related to the company’s adoption of FAS 123R.

Based on strong results in the third quarter of 2006, management increased its guidance for full year revenue and diluted earnings per share previously issued in August of this year. Management expects full year 2006 revenue to range from $1.07 billion to $1.08 billion and full year diluted earnings per share to range from $0.94 to $0.96, which includes an estimated charge of $0.12 for stock compensation expense.

“Our increased revenue and earnings guidance for the full year 2006 reflect mainly our higher than expected third quarter results,” said Nowakowski. “For the fourth quarter, we expect some moderation in revenue and earnings compared to the third quarter mainly due to normal year-end seasonality in our temporary healthcare staffing businesses. However, on a year over year basis we anticipate solid revenue growth from all of our business lines as well as continued improvement in the candidate supply environment due to the strategic investments in marketing and recruiting we began earlier this year,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. As the leading nationwide provider of travel nurse staffing, locum tenens (temporary physician staffing) and physician permanent placement services, the company recruits physicians, nurses and allied healthcare professionals nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on November 2, 2006

AMN Healthcare Services, Inc.’s third quarter 2006 conference call will be held on Thursday, November 2, 2006, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-9626 in the U.S. or (612) 332-0228 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until November 16, 2006 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 843431.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends,” “will,” “may” and other similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of the company’s hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support the company’s business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, its Current Reports on Form 8-K, and Registration Statement on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Chg	2006	2005	% Chg
Revenue	$282,728	$166,883	69.4%	$798,169	$484,414	64.8%
Cost of revenue	206,036	127,339	61.8%	583,154	371,985	56.8%

Gross profit	76,692	39,544	93.9%	215,015	112,429	91.2%

	27.1%	23.7%		26.9%	23.2%
Expenses:
Selling, general and administrative	54,071	25,198	114.6%	154,316	78,199	97.3%
	19.1%	15.1%		19.3%	16.1%
Depreciation and amortization	2,638	1,481	78.1%	7,628	4,017	89.9%

Total expenses	56,709	26,679	112.6%	161,944	82,216	97.0%

Income from operations	19,983	12,865	55.3%	53,071	30,213	75.7%
	7.1%	7.7%		6.6%	6.2%
Interest expense, net	4,174	1,509	176.6%	12,666	4,998	153.4%

Income before income taxes	15,809	11,356	39.2%	40,405	25,215	60.2%
Income tax expense	6,337	4,508	40.6%	15,361	9,958	54.3%

Net income	$9,472	$6,848	38.3%	$25,044	$15,257	64.1%

	3.4%	4.1%		3.1%	3.1%
Basic and diluted net income per common share:
Basic net income per common share	$0.29	$0.24	20.8%	$0.78	$0.53	47.2%

Diluted net income per common share	$0.28	$0.22	27.3%	$0.73	$0.48	52.1%

Weighted average common shares outstanding - basic	32,453	28,763	12.8%	32,146	28,621	12.3%

Weighted average common shares outstanding - diluted	33,995	31,673	7.3%	34,313	31,571	8.7%

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation and Supplemental Financial and Operating Data

(dollars in thousands, except traveler data)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	% of Rev	2005	% of Rev	2006	% of Rev	2005	% of Rev
Adjusted EBITDA(1) Reconciliation:
Revenue
Nurse and allied healthcare staffing	$201,925		$166,883		$561,122		$484,414
Locum tenens staffing	68,491		—		199,992		—
Physician permanent placement services	12,312		—		37,055		—

	$282,728		$166,883		$798,169		$484,414

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$16,104	8.0%	$14,386	8.6%	$42,228	7.5%	$34,351	7.1%
Locum tenens staffing	4,800	7.0%	—		14,418	7.2%	—
Physician permanent placement services	3,574	29.0%	—		9,068	24.5%	—

	24,478	8.7%	14,386	8.6%	65,714	8.2%	34,351	7.1%
Depreciation and amortization	2,638		1,481		7,628		4,017
Non-cash stock-based compensation	1,857		40		5,015		121
Interest expense, net	4,174		1,509		12,666		4,998

Income before income taxes	15,809		11,356		40,405		25,215
Income tax expense	6,337		4,508		15,361		9,958

Net income	$9,472		$6,848		$25,044		$15,257

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Chg	2006	2005	% Chg
Supplemental Financial Data:
Gross Margin
Nurse and allied healthcare staffing	25.4%	23.7%		24.9%	23.2%
Locum tenens staffing	26.2%	—		26.4%	—
Physician permanent placement services	60.7%	—		60.5%	—
Supplemental Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	7,015	6,386	9.8%	6,731	6,375	5.6%
Revenue per traveler per day(3)	$312.88	$284.05	10.1%	$305.36	$278.34	9.7%
Gross profit per traveler per day(3)	$79.44	$67.31	18.0%	$76.07	$64.60	17.8%
Locum tenens staffing
Days filled (4)	51,205	—		149,990	—
Revenue per day filled(4)	$1,337.58	$—		$1,333.37	$—
Gross profit per day filled(4)	$350.55	$—		$352.09	$—

(1)

Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent locum tenens revenue and gross profit divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2006	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$3,511	$4,888	$19,110
Accounts receivable, net	180,410	156,936	154,926
Deferred income taxes, net	18,369	25,638	31,305
Other current assets	18,896	21,821	22,922

Total current assets	221,186	209,283	228,263
Fixed assets, net	22,286	21,876	20,164
Goodwill, net	240,324	241,307	240,844
Intangible and other assets	122,821	125,649	129,116

Total assets	$606,617	$598,115	$618,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$22,582	$22,799	$19,092
Accrued compensation and benefits	43,167	35,696	32,208
Current portion of notes payable	10,340	10,750	10,250
Deferred revenue	7,533	8,000	7,610
Other current liabilities	26,583	31,770	59,018

Total current liabilities	110,205	109,015	128,178
Notes payable, less current portion	188,700	198,875	194,750
Deferred income taxes, net	55,343	64,700	65,132
Other long-term liabilities	27,908	27,290	37,127

Total liabilities	382,156	399,880	425,187

Stockholders’ equity	224,461	198,235	193,200

Total liabilities and stockholders’ equity	$606,617	$598,115	$618,387

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net cash provided by operating activities	$3,799	$2,028	$45,948	$28,196
Net cash used in investing activities	(2,290)	(1,105)	(42,680)	(3,467)
Net cash used in financing activities	(2,817)	(1,035)	(18,784)	(13,897)
Effect of exchange rates on cash	(69)	13	(83)	(1)

Net (decrease) increase in cash and cash equivalents	(1,377)	(99)	(15,599)	10,831
Cash and cash equivalents at beginning of period	4,888	14,838	19,110	3,908

Cash and cash equivalents at end of period	$3,511	$14,739	$3,511	$14,739